EXHIBIT 99.1

OXiGENE Reports Data Showing Median Survival and One-Year Survival Improvement in Anaplastic Thyroid Cancer Patients Treated With ZYBRESTAT(R) and Chemotherapy

Data From Pre-Specified Subgroup Analysis of Anaplastic Thyroid Cancer (ATC) Patients Undergoing Thyroidectomy Followed by ZYBRESTAT (CA4P) + Chemotherapy Reported at the 2012 American Association of Endocrine Surgeons Meeting

SOUTH SAN FRANCISCO, Calif., April 30, 2012 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer, announced today that data were presented from a pre-specified subgroup analysis of the FACT trial, a randomized, controlled Phase 2/3 study of ZYBRESTAT® (fosbretabulin tromethamine, CA4P) in patients with anaplastic thyroid cancer (ATC), at the 2012 Annual Meeting of the American Association of Endocrine Surgeons (AAES). A subgroup analysis compared patients on the FACT study who underwent prior cancer-related surgery (thyroidectomy) followed by fosbretabulin and chemotherapy to patients without surgery who received chemotherapy alone. The results showed that improvements were observed in median survival and one-year survival for patients with prior thyroidectomy followed by fosbretabulin and chemotherapy.

The data were presented at the 2012 American Association of Endocrine Surgeons Meeting in Iowa City, in an oral presentation titled, "Thyroidectomy Followed by Fosbretabulin (CA4P) Combination Regimen Appears to Suggest Improvement in Patient Survival in Anaplastic Thyroid Cancer," by Julie A. Sosa, M.D., F.A.C.S., Associate Professor of Surgery and Medicine (Oncology) at the Yale University School of Medicine, and primary investigator in the study.

"The results of this pre-specified subgroup analysis on the FACT study of patients who had cancer-related surgery (thyroidectomy) followed by fosbretabulin and chemotherapy are encouraging and clinically relevant as we continue to define the role of surgery in this challenging and aggressive disease," commented Dr. Sosa. "This analysis also highlights the importance of a multidisciplinary treatment approach combining surgery and novel agents like ZYBRESTAT which may help improve patient survival. We hope to continue to explore the role of surgery and potentially radiation followed by ZYBRESTAT in future studies."

"We believe that the surgeon continues to play an important role in the diagnosis and management of ATC, and that adding ZYBRESTAT, a vascular disrupting agent (VDA), could become an important component of the treatment paradigm for ATC patients," commented Jai Balkissoon, MD, FACS, Vice President of Clinical Development at OXiGENE. "We believe that the addition of the VDA ZYBRESTAT following the surgical management of the disease represents a potentially important step forward in treating patients with ATC."

FACT was a controlled, randomized study investigating ZYBRESTAT (fosbretabulin tromethamine, CA4P) + carboplatin and paclitaxel compared to control therapy (carboplatin and paclitaxel) in patients with ATC. From 2007-2011 a total of 80 patients were randomized at 40 centers in 11 countries. Disease was predominately metastatic (Stage IVC) in both arms of the trial. Patients received ZYBRESTAT plus carboplatin/paclitaxel or carboplatin/paclitaxel alone every 21 days for up to 6 cycles (treatment phase). Patients on the ZYBRESTAT arm without disease progression after 6 cycles could continue to receive ZYBRESTAT until disease progression (maintenance phase). Final results of the FACT study were previously presented at the 2011 meeting of the American Association of Clinical Oncology (ASCO). A copy of the ASCO presentation is available on OXiGENE's website at www.oxigene.com.

This subgroup analysis of the FACT trial compared patients with prior cancer-related surgery (thyroidectomy) to patients without prior cancer-related surgery. Key data points from this analysis are as follows.

  Patients who had prior surgery and then received ZYBRESTAT tended to live longer than patients who had prior surgery without receiving ZYBRESTAT.
  Median survival for patients without surgery was similar for patients on both arms of the study.
  The percentage of patients without surgery who survived at one year was greater in the ZYBRESTAT arm (16.7%) than in the control arm (10.0%).
  Patients with more extensive surgery (total/near-total thyroidectomy) who received ZYBRESTAT tended to live longer than those who did not have surgery and received ZYBRESTAT, and lived longer than all patients on the control arm of the trial regardless of the extent of surgery.
  Median survival for patients with total/near-total thyroidectomy was 10.0 months on the ZYBRESTAT arm and 4.0 months on the control arm.
  Survival at one year was 35.0% on the ZYBRESTAT arm and 10.0% on the control arm.
  Younger patients (≤ 60 years) who had cancer-related surgery and received ZYBRESTAT tended to survive longer than younger patients on the control arm (10.9 months vs. 6.8 months) respectively.

Planning Underway for FACT 2 Study

OXiGENE is planning to conduct a pivotal Phase 3 registration study of ZYBRESTAT in patients with ATC. The Company is in the process of pursuing a Special Protocol Assessment with the US Food and Drug Administration (FDA) for this planned trial. The Company is also pursuing strategies to obtain funding with which to conduct this trial. OXiGENE's goal is to be in position to initiate the FACT 2 trial in late 2012.

About ZYBRESTAT (fosbretabulin)

ZYBRESTAT has been evaluated in a Phase 2/3 study of patients with anaplastic thyroid cancer and other clinical trials. OXiGENE believes that ZYBRESTAT is poised to become an important product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

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Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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